Exhibit 23.2

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS AND GEOLOGISTS

We hereby consent to the inclusion or incorporation by reference into the Registration Statement of Memorial Production Partners LP on Form S-8 (File No. 333-178493) and the 2012 annual report on Form 10-K (the “Annual Report”) of Memorial Production Partners LP of our report, dated February 26, 2013, with respect to estimates of reserves and future net revenues to the interests of Memorial Production Partners LP and its subsidiaries, as of December 31, 2012, and to all references to our firm included in the Annual Report. We further consent to the reference to our firm as experts in this Annual Report.

NETHERLAND, SEWELL & ASSOCIATES, INC.

By:	/s/ Philip S. (Scott) Frost
Philip S. (Scott) Frost, P.E.
Senior Vice President

Dallas, Texas

March 5, 2013

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